SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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COLLECTORS UNIVERSE, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PRELIMINARY COPY

COLLECTORS UNIVERSE, INC.

1921 E. Alton Avenue

Santa Ana, California 92705

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On Tuesday, December 2, 2008

TO THE STOCKHOLDERS OF COLLECTORS UNIVERSE, INC.:

The 2008 Annual Meeting of Stockholders of COLLECTORS UNIVERSE, INC. (the “Company”), will be held at the Company’s offices at 1921 E. Alton Avenue, Santa Ana, California 92705 on Tuesday, December 2, 2008, at 10:00 a.m., Pacific Time, for the following purposes:

(1)	Election of Directors. To elect the following eight nominees to serve as directors until the 2009 Annual Meeting of Stockholders or until their successors are elected and have qualified:

A. Clinton Allen	Michael J. McConnell
Deborah A. Farrington	A. J. “Bert” Moyer
David G. Hall	Van D. Simmons
Michael R. Haynes	Bruce A. Stevens

(2)	Reduction in the Authorized Number of Shares of the Company’s Capital Stock. To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to reduce (i) the authorized number of shares of (i) preferred stock to 3,000,000 shares from 5,000,000 shares and (ii) common stock to 20,000,000 shares from 45,000,000 shares.

To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Additional information regarding these matters is contained in the accompanying Proxy Statement, which stockholders are urged to review. Only stockholders of record at the close of business on October 21, 2008 will be entitled to vote at the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

A. Clinton Allen
Chairman of the Board

Santa Ana, California

October 27, 2008

YOUR VOTE IS IMPORTANT. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING YOU SHOULD COMPLETE, DATE AND SIGN AND RETURN THE ENCLOSED PROXY.

Any stockholder present at the meeting may withdraw his or her proxy and vote personally on each matter brought before the Annual Meeting. Stockholders attending the Meeting whose shares are held in the name of a broker or other nominee who desire to vote their shares at the Meeting should bring with them a proxy or letter from that firm confirming their ownership of those shares.

PRELIMINARY COPY

COLLECTORS UNIVERSE, INC.

1921 E. Alton Avenue

Santa Ana, California 92705

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, December 2, 2008

INTRODUCTION

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Collectors Universe, Inc., a Delaware corporation (the “Company”), for use at its 2008 Annual Meeting of Stockholders to be held on Tuesday, December 2, 2008, at 10:00 A.M., Pacific Time, at the executive offices of the Company, 1921 E. Alton Avenue, Santa Ana, California 92705. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about October 27, 2008.

YOUR VOTE IS IMPORTANT. PLEASE VOTE AS SOON AS POSSIBLE BY COMPLETING,

SIGNING AND DATING THE PROXY CARD ENCLOSED WITH THIS PROXY STATEMENT

AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE

Some stockholders may have their shares registered in different names or hold shares in different capacities. For example, a stockholder may have some shares registered in his or her name, individually, and others in his or her capacity as a custodian for minor children or as a trustee of a trust. In that event, you will receive multiple copies of this Proxy Statement and multiple Proxies. If you want all of your votes to be counted, please be sure to sign, date and return all of those Proxies.

Who May Vote?

The shares of the Company’s common stock, $.001 par value, constitute the only outstanding class of voting securities of the Company. If you were a stockholder on the records of the Company at the close of business on October 21, 2008 (which is the record date established for the Annual Meeting), you may vote your shares at the Annual Meeting, and at any adjournments or postponements thereof, either in person or by proxy. On that day, there were [8,281,334] shares of our common stock outstanding and entitled to vote.

How Many Votes Do I Have?

Each share is entitled to one vote (a) in the election of directors, and (b) on the proposal to amend the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to reduce the number of authorized shares of the Company’s capital stock to 3,000,000 shares of preferred stock and 20,000,000 million shares of common stock, and (c) on any other matter upon which a vote may properly be taken at the Annual Meeting. Also, in the election of directors, there is no cumulative voting. As a result each stockholder will be entitled, for each share of common stock that such stockholder owned as of the record date, to cast one vote for a single nominee for each of the eight positions on the Board of Directors.

In order to vote, you must either designate a proxy to vote your shares on your behalf at the Annual Meeting, or attend the Annual Meeting and vote your shares in person. The Board of Directors requests your proxy so that your shares will count toward a quorum and will be voted in accordance with your voting instructions at the Annual Meeting. Even if you return a proxy to us, you may attend the Annual Meeting and vote your shares in person, including in a manner different than as set forth in your earlier proxy. Therefore, we urge you to complete, sign and promptly return the proxy that accompanies this Proxy Statement.

How Will The Board Vote My Proxy?

A properly executed proxy received by us prior to the Meeting, and not revoked, will be voted as directed by you on that proxy. If you provide no specific direction, your shares will be voted “FOR” the election of the Directors nominated by the Board (Proposal No. 1), and “FOR” the proposal to amend the Certificate of Incorporation to reduce the number of authorized shares of the Company’s capital stock to 3,000,000 shares of preferred stock and 20,000,000 million shares of common stock (Proposal No. 2).

If any other matter is presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by your proxy will be voted in accordance with the judgment of the holders of the proxy.

However, if your shares are held in a brokerage account or by a nominee, please read the information below under captions “How May I Vote” and “Voting Shares Held by Brokers, Banks and Other Nominees” regarding how your shares may be voted.

How May I Vote?

Voting by Proxy. Stockholders should complete, sign, date and return their proxy cards in the postage-prepaid return envelope provided with this Proxy Statement. If you sign and return your proxy card without indicating how you want to vote, your proxy will be voted as recommended by the Board of Directors (except for shares held by brokers, banks and other nominees, as described below). If you forget to sign your proxy card your shares cannot be voted. However, if you sign your proxy card, but forget to date it, your shares will still be voted as you have directed. You should, however, date your proxy card, as well as sign it.

Voting In Person. In the alternative, you may attend the Annual Meeting and vote in person. If you vote your shares in person that vote will supersede any previous vote that you may have made by proxy. However, if your shares are held in a brokerage account or by a nominee holder, you will need to contact the broker or the nominee holder to obtain a proxy that will enable you to vote your shares in person at the Annual Meeting.

Voting Shares Held by Brokers, Banks and Other Nominees

If you hold your shares of Company common stock in a brokerage or nominee account, you are the “beneficial owner” of those shares, holding them in “street name.” In order to vote your shares, you must give voting instructions to your broker or the nominee holder of your shares. We ask brokers and nominee holders to obtain voting instructions from the beneficial owners of shares of our common stock. Proxies that are sent to us by brokers or nominee holders on your behalf will count toward a quorum and will be voted in accordance with the instructions that you have provided to the broker or nominee holder of your shares. If you fail to provide voting instructions, your broker or other nominee will have discretion to vote your shares for the election of the Board’s nominees (unless there is a “counter-solicitation” or your broker has knowledge of a “contest,” as those terms are used in the New York Stock Exchange Rules), and for the proposal to reduce the number of authorized shares of the Company’s capital stock.

Required Vote

Quorum Requirement. Our Bylaws require that a quorum—that is, the holders of a majority of all of the shares of our common stock entitled to vote at the Annual Meeting—be present, in person or by proxy, before any business may be transacted at the Meeting (other than adjourning the Meeting to a later date to allow time to obtain additional proxies to satisfy the quorum requirement).

Election of Directors. In 2008, the Board adopted a majority voting standard for uncontested director elections. This means that, to be elected to the Board in an uncontested election, a nominee must receive the affirmative vote of the holders of a “majority of the votes cast” in the election of directors. A “majority of the votes cast” means that the number of votes “for” a nominee for director must exceed 50% of the votes cast. Shares voted “against” or “to withhold authority to vote for” a nominee will count as votes cast, but broker non-votes will not count as votes cast. In a contested election, directors will be elected by a plurality of the votes cast by the shares entitled to vote in the election of directors.

Prior to each stockholders’ meeting at which directors are to be elected in an uncontested election, each nominee will be required to deliver an offer of resignation to the Board. If any nominee fails to receive a majority of the votes cast in that election, the Board of Directors will have the right, in its discretion, to accept or reject that nominee’s offer of resignation. If the Board accepts the resignation, it may either corresponding reduce the authorized number of directors or appoint another person to fill the vacancy created by the resignation. If the Board decides, instead, to reject the resignation, then, the nominee would continue to serve as a director until the next annual stockholders meeting and, in that event, the Board would be required to publicly disclose the reasons why it decided to reject the resignation of the nominee.

Approval of Proposal to Reduce the Number of Authorized Shares of the Company’s Capital Stock. The approval of the proposal to amend the Company’s Certificate of Incorporation to reduce the authorized number of shares of the Company’s capital stock to (i) 3,000,000 shares of preferred stock and (ii) 20,000,000 shares of common stock, requires the affirmative vote of the holders of a majority of all of the shares of our common stock entitled to vote at the Annual Meeting. Accordingly, any abstentions and broker non-votes will have the same effect as a vote against this Proposal.

How Can I Revoke My Proxy?

If you are the record owner of your shares and, after you have returned your proxy, you decide to change your vote, you may do so by taking any one of the following actions:

•

Sending a written notice that you are revoking your proxy addressed to the Secretary of the Company, at P.O. Box 6280 Newport Beach, California 92658 and then voting again by one of the methods described immediately below. To be effective, the notice of revocation must be received by the Company before the Annual Meeting commences.

•	Returning a new proxy with a later date than your earlier proxy. To be effective, that later dated proxy must be received by the Company before the Annual Meeting commences.

•	Attending the Meeting and voting in person or by proxy in a manner different that the instructions contained in your earlier proxy.

However, if your shares are held by a broker or other nominee holder, and you want to change the voting instructions you have previously given to the broker or nominee holder, you will need to contact your broker or the nominee holder to ascertain the actions you will need to take to change your previous voting instructions.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table presents certain information, as of October 21, 2008, regarding the shares of common stock of the Company beneficially owned by (i) persons known by the Company to own beneficially more than 5% of its outstanding shares, (ii) the incumbent directors and the nominees for election to the Board of Directors at the upcoming Annual Meeting, (iii) the executive officers of the Company, and (iv) all of the directors and executive officers as a group.

	Shares Beneficially Owned(1)(2)
	Number(3)		Percent of Class
Shamrock Partner Activist Fund L.L.C.	1,272,626	(4)	14.0%
Shamrock Activist Fund GP, L.L.C. Shamrock Activist Value Fund, L.P. Shamrock Activist Value Fund II, L.P. Shamrock Activist Value Fund III, L.P. 4444 Lakeside Drive Burbank, CA 91505
Special Situations Cayman Fund, L.P	888,428	(5)	9.8%
Special Situations Fund III QP, L.P. Special Situations Fund III, L.P. Austin W. Marxe and David M. Greenhouse 527 Madison Avenue, 26th floor, New York, NY 10022
David G. Hall	859,667	(6)	9.4%
P.O. Box 6280 Newport Beach, CA 92658
Royce & Associates, LLC	782,869		8.6%
1414 Avenue of the Americas New York, NY 10019
Sarbit Asset Management	774,398		8.5%
100-1 Evergreen Place, Winnipeg, Manitoba, R3L 0E9
Dimensional Fund Advisors LP	585,278	(7)	6.4%
1299 Ocean Avenue Santa Monica, CA 90401
Van D. Simmons	261,219	(8)	2.9%
Michael R. Haynes	185,222	(9)	2.0%
A. Clinton Allen	104,763	(10)	1.1%
Deborah A. Farrington	52,375	(10)	*
A. J. Bert Moyer	52,375	(10)	*
Joseph J. Wallace	39,050	(10)	*
Michael J. McConnell	36,684	(10)
Bruce A. Stevens	5,625	(10)	*
All Directors and Executive Officers, as a group (10 persons)	1,596,981	(11)	16.8%

*	Less than 1%.

(1)

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Under those rules and for purposes of the table above (a) if a person has decision making power over either the voting or the disposition of any shares, that person is generally deemed to be a beneficial owner of those shares; (b) if two or more persons have decision making power over either the voting or the disposition of any shares, they will be deemed to share beneficial ownership of those shares, in which case the same shares will be included in share ownership totals for each of those persons; and (c) if a person held options or warrants to purchase shares that were exercisable on, or became exercisable within 60 days of, October 21, 2008, that person will be deemed to be the beneficial owner of those shares and those shares (but not shares that are subject to options or warrants held by any other stockholder) will be deemed to be outstanding for purposes of computing the percentage of the outstanding shares that are beneficially owned by that person.

(2)

Unless otherwise indicated in the footnotes below, the persons named in the above table have sole voting and dispositive power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

(3)

The numbers of shares in this table and in the related footnotes below have been retroactively adjusted for a 10% common stock dividend that will be issued on November 3, 2008 to all stockholders of record as of October 20, 2008, because the persons named in this table will have the right to receive such shares within 60 days of the record date for the Annual Meeting. The common stock dividend will not affect the percentage of the Company’s outstanding shares that any of the persons named in this table, and all directors and executive officers of the Company as a group, will beneficially own after giving effect to this 10% stock dividend. However, except as may be expressly stated otherwise, share amounts contained elsewhere in this Proxy Statement reflect only the number of shares that were actually outstanding, or subject to outstanding stock options, as of October 21, 2008, the record date for the Annual Meeting, and do not include any shares that will be issued, or any resulting adjustment in the number of shares subject to stock options, as a result of the issuance of the 10% stock dividend on November 3, 2008.

(4)

Based on their most recent reports on Schedule 13D filed with the SEC, and after giving effect to the 10% stock dividend to be issued on November 3, 2008, (i) Shamrock Activist Value Fund, L.P. (“SAVF”) beneficially owns 805,102 of these shares, (ii) Shamrock Activist Value Fund II, L.P. (“SAVF II”) beneficially owns 397,660 of these shares, and (iii) Shamrock Activist Value Fund III, L.P (“SAVF III”) beneficially owns the remaining 69,864 shares. That report states, however, that Shamrock Activist Fund GP, L.L.C., which is the General Partner of SAVF, SAVF II and SAVF III (the “Shamrock Funds”), shares beneficial ownership of those shares with the Shamrock Funds and that Shamrock Activist Fund, L.L.C., as the managing member of the General Partner, holds sole voting and dispositive power over all 1,272,626 of the shares.

(5)

Based on their most recent report on Schedule 13G filed with the SEC, and after giving effect to the 10% stock dividend to be issued on November 3, 2008, Messrs. Marxe and Greenhouse share voting and dispositive power over all of these shares, which are comprised of: (i) 217,159 shares owned by Special Situations Cayman Fund, L.P., (ii) 616,999 shares owned by Special Situations Fund III QP, L.P and (iii) 54,270 shares owned by Special Situations Fund III, L.P. Messrs. Marxe and Greenhouse attribute their beneficial ownership of these shares to the fact that they are the controlling principals of AWM Investment Company, Inc., which is the general partner or investment advisor of these three Funds.

(6)

Includes 51,066 shares held in grantor trusts established for Mr. Hall’s children. Mr. Hall may, under limited circumstances, exercise dispositive power (but he does not have voting power) over those shares and, for that reason, may be deemed to share such dispositive power with the trustees of those trusts.

(7)

Based on its most recent report on Schedule 13G filed with the SEC, Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors Inc.) (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (the “Funds”). In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the shares of the Company’s common stock owned by the Funds, and may be deemed to be the beneficial owner of such shares. However, all shares of the Company’s common stock are owned by the Funds. Dimensional disclaims beneficial ownership of such shares.

(8)

Includes (i) 17,022 of the shares held by the grantor trusts established by Mr. Hall for his children that are referred to in footnote (6) above, because Mr. Simmons is a trustee for certain of those trusts. As trustee, he exercises voting power, and shares dispositive power with Mr. Hall, with respect to those 17,022 shares and, therefore, those shares are included in both of their respective share ownership totals. Mr. Simmons does not have any financial or pecuniary interest in any of the shares held in these trusts. Also includes 16,500 shares which Mr. Simmons may purchase by exercising director options that were exercisable on or will become exercisable within 60 days of October 21, 2008 and 688 restricted shares that are scheduled to vest in December 2008.

(9)

Includes (i) 14,436 restricted shares which will vest in three (3) equal annual installments of 4,812 shares each, commencing on May 23, 2009 and on the same day of each year thereafter, provided that Mr. Haynes is still employed by the Company on those respective dates, (ii) 14,410 restricted shares which will vest in two (2) annual installments of 7,205 shares each on September 19, 2009 and September 19, 2010, provided that Mr. Haynes is still employed by the Company on those dates, and (iii) 152,955 shares which he may purchase by exercising stock options that were exercisable on or will become exercisable within 60 days of October 21, 2008.

(10)

Includes the following numbers of shares which may be purchased on exercise of employee or director stock options that were exercisable on, or will become exercisable within 60 days of, October 17, 2008: Mr. Allen—89,375 shares; Ms. Farrington—45,650 shares; Mr. Moyer—41,250 shares; and Mr. Wallace—33,000 shares. Included in the number of shares owned, respectively, by Ms. Farrington and Messrs. Allen, Moyer, Stevens and McConnell are 688 restricted shares that will vest in December 2008. Included in the shares owned by Mr. Wallace are 6,048 restricted shares which are scheduled to vest in four (4) equal annual installments of 1,512 shares each, commencing on November 4, 2008 and the same day of each year thereafter; provided, that Mr. Wallace is employed by the Company on those dates.

(11)

Includes a total of 378,730 shares which our executive officers and directors have the right to acquire by exercise of stock options that were exercisable on, or will become exercisable within 60 days of, October 21, 2008 and the restricted shares set forth in footnotes 9 and 10 above.

ELECTION OF DIRECTORS

(Proposal No. 1)

The Company’s Bylaws currently provide for a Board of eight directors to serve for a term of one (1) year and until their successors are elected and qualify to serve. The Board of Directors has nominated the eight nominees named below for election as directors at the 2008 Annual Meeting. Unless authority to vote has been withheld, the proxy holders named in the enclosed proxies intend to vote the shares represented by those proxies at the Annual Meeting for the election of all of the nominees named below.

All eight nominees are presently directors of the Company and were elected to the Board of Directors by the Company’s stockholders at the 2007 Annual Meeting.

All of the nominees have consented to serve, if elected. If any nominee becomes unavailable for any reason before the election, the enclosed proxy will be voted for the election of such substitute nominee or nominees, if any, as shall be designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve.

Vote Required and Recommendation of the Board of Directors

In 2008, the Board adopted a majority voting standard for uncontested director elections. This means that, in an uncontested election, a nominee must receive the affirmative vote of the holders of a majority of the votes cast in the election of directors. A “majority of the votes cast” means that the number of votes cast “for” the election of a nominee in an uncontested election must exceed 50% of the votes cast in the election of directors. Votes “against” or “to withhold authority to vote for” a nominee for election as a director will count as votes cast, but broker non-votes will not count as votes cast. In a contested election, directors would be elected by a plurality of the votes cast by the shares entitled to vote in the election of directors.

Since the election of directors at the Annual Meeting will be uncontested, each nominee named below has delivered an offer of resignation to the Board. If any of the nominees fails to receive a majority of the votes cast in the election of directors at the Annual Meeting, the Board of Directors will have the right, in its discretion, to accept or reject that nominee’s offer of resignation. If the Board accepts the resignation, it may either appoint another person to fill the vacancy created by the resignation or correspondingly reduce the authorized number of directors. If the Board decides, instead, to reject the resignation, then, the nominee would continue to serve as a director until the next annual meeting; and, in that event, the Board will be required to publicly disclose the reasons why it decided to reject the resignation of the nominee.

The names and certain information, as of October 21, 2008, concerning the nominees for election as Directors is set forth below.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

“FOR” THE ELECTION OF THE NOMINEES NAMED BELOW

Nominees	Age	Director Since	Principal Occupation
A. Clinton Allen	64	2001	Chief Executive Officer of A. C. Allen & Company

Deborah A. Farrington	58	2003	General Partner of StarVest Partners, L.P.

David G. Hall	61	1986*	President of the Company

Michael R. Haynes	57	2003	Chief Executive Officer of the Company

Michael J. McConnell	42	2007	Private Investor

A. J. “Bert” Moyer	64	2003	Business Consultant and Private Investor

Van D. Simmons	57	1986*	President of DHRCC, Inc.

Bruce A. Stevens	66	2006	Industry Partner with Cordova, Smart & Williams, LLC

*	Although Collectors Universe was organized in February 1999, Messrs. Hall and Simmons were both founders and served as directors of its predecessor company, Professional Coin Grading Service, Inc. beginning in 1986.

A. Clinton Allen has served as a Director of the Company since June 2001 and as Chairman of the Board of Directors since December 2002. Mr. Allen is the CEO of A. C. Allen & Company, a private investment banking consulting firm. He is the Lead Director of Steinway Musical Instruments, one of the world’s largest manufacturers of musical instruments. He is also a member of the board of directors of Brooks Automation, Inc., which provides integrated tool and factory automation solutions for the global semiconductor and related industries, the board of directors and Executive Committee of LKQ Corporation, the largest nationwide provider of recycled OEM automotive parts and the board of directors of Avantair, a fractional airplane provider. He served on the board of directors of Blockbuster Entertainment Corporation from 1986 until its acquisition by Viacom/Paramount in September 1994. Mr. Allen graduated from Harvard University and serves on the Executive Committee of the Friends of Harvard Football, as well as the Harvard Visiting Committee on University Resources and the Harvard Major Gifts Committee. He is a member of the Board of Directors and the President’s Council of the Massachusetts General Hospital. Mr. Allen has earned a Professional Director Certification issued by ISS Governance Services.

Deborah A. Farrington is a founder and President of StarVest Management, Inc. and is, and since 1999 has been, a general partner of StarVest Partners, L.P., a venture capital fund which invests primarily in emerging software and business services companies. From 1993 to 1997, Ms. Farrington was President and CEO of Victory Ventures, LLC, a New York-based private equity investment firm. Also during that period, she was a founding investor and Chairman of the Board of Staffing Resources, Inc., a diversified staffing company which grew from $17 million to $300 million in annual revenues while she served on its board. Ms. Farrington serves on the Board of Directors of NetSuite, Inc., a New York Stock Exchange-listed company, and on the Boards of Directors of ComparisonMarket, Inc., Fieldglass, Inc. and Perquest, Inc., all of which are private companies. She also serves on the Board of Directors of Opportunity International. She is a graduate of Smith College and received an MBA from Harvard Business School.

David G. Hall has served as President of Collectors Universe since October 2001 and a Director since its founding in February 1999. From April 2000 to September 2001, Mr. Hall served as the Chief Executive Officer of the Company and as its Chairman from February 1999 to October 2001. Mr. Hall is a director of Professional Coin Grading Service, Inc., the Company’s predecessor and now its wholly-owned subsidiary, and was its Chief Executive Officer from 1986 to February 1999, when it was acquired by the Company. Mr. Hall was honored in 1999 by COINage Magazine as Numismatist of the Century, along with 14 other individuals. In 1990, Mr. Hall was named Orange County Entrepreneur of the Year by INC. Magazine. In addition, he has written A Mercenary’s Guide to the Rare Coin Market, a book dedicated to coin collecting.

Michael R. Haynes has been the Company’s Chief Executive Officer since January 2003. Prior to joining Collectors Universe, he had served as president, chief operating officer or chief financial officer of eight different companies engaged in the collectibles, precious metals, specialty retail, distribution, e-commerce and manufacturing businesses, including Greg Manning Auctions, Inc., where he served as President and Chief Financial Officer from 1994 to 1995, and Heritage Numismatic Auctions, where he served as President from 1974 to 1990. Mr. Haynes also was one of the co-founding board members of the Industry Council for Tangible Assets, a Washington, D.C. trade association for dealers and auctioneers of tangible and collectible assets, where he served for nine years. Mr. Haynes holds a Master’s Degree in Business and a Bachelor of Science Degree in Mechanical Engineering, both from Southern Methodist University. Mr. Haynes also is a CPA.

Michael J. McConnell, is a private investor. From 1998 to September 30, 2008, Mr. McConnell was a Managing Director of Shamrock Capital Advisors, Inc., which is a manager of private equity, real estate and direct investment funds, including the Shamrock Activist Value Funds, which own an aggregate of approximately 13.6% of the Company’s outstanding shares. Mr. McConnell also served as a member of that firm’s Executive Committee. Prior to joining Shamrock in 1994, Mr. McConnell held various positions at PepsiCo, Merrill Lynch and Kidder Peabody. Mr. McConnell currently serves on the board of iPass, Inc. and formerly served on the boards of Ansell Limited, Nuplex Industries, Force Corporation, and Port-link International. Mr. McConnell also serves on the Board of Governors of Opportunity International. Mr. McConnell received his B.A. in economics from Harvard University and his MBA degree (with distinction—Shermet Scholar) from the Darden School of the University of Virginia.

A. J. “Bert” Moyer, who is a business consultant and private investor, served from March 1998 until February 2000 as Executive Vice President and Chief Financial Officer for QAD, Inc., a leading provider of enterprise resource planning software applications for global manufacturing companies. Between September 2000 and February 2002, Mr. Moyer was engaged as a consultant to QAD, Inc., assisting in the Sales Operations of the Americas Region. He served as president of the commercial division of the Profit Recovery Group International, Inc. from March until July 2000. Prior to joining QAD, Inc. in 1998, Mr. Moyer was

Chief Financial Officer of Allergan, a specialty pharmaceutical company based in Irvine, California. Mr. Moyer serves on the boards of directors of CalAmp Corp., Virco Manufacturing Corporation, Occam Networks, Inc. and LaserCard Corporation, all of which are public companies. Mr. Moyer received his Bachelor of Science degree in Business Administration from Duquesne University and graduated from the Advanced Management Program at the University of Texas, Austin.

Van D. Simmons is the President of DHRCC, Inc., a direct seller of rare coins. He served as President of the Company’s David Hall Rare Coins Division from October 2000 until March 2004, when we discontinued that business. From July to October 2000, he served as Vice President of Sales of the Company’s Bowers and Merena Division. From 1981 to 1997 he served as the President of DHRCC, Inc. Mr. Simmons was a founding director of the Company in February 1999 and was also a founder and served as a director of its predecessor company, Professional Coin Grading Service, Inc., from 1986 to February 1999. He served as Chairman of the Board of David Hall’s North American Trading, LLC, a retailer of rare coins, from February 1997 to July 2000.

Bruce A. Stevens is an Industry Partner with Cordova, Smart & Williams, LLC, a private equity firm that focuses its investments on lower middle market companies that are engaged in businesses with which the partners of the firm have had operating experience. From 1985 to January 2008, Mr. Stevens was the President and Chief Executive Officer of Steinway & Sons, a wholly owned subsidiary of Steinway Musical Instruments, Inc., which is the maker of fine pianos with manufacturing operations in the United States and Germany and operational facilities in China, Japan and the UK. He also served as a member of the board of directors of Steinway Musical Instruments, Inc. from 1996 until his retirement in January 2008. Before joining Steinway & Sons, Mr. Stevens was employed by Polaroid Corporation for nearly 18 years where he held various positions in both its domestic and international divisions. Mr. Stevens currently serves on the Board of Trustees at the Manhattan School of Music in New York City. He also has served on the boards of numerous industry and music education organizations, such as the Piano Manufacturers Association International, American Music Conference, Music Teacher National Association, New England Conservatory, Lincoln Park Performing Arts Center and Winchester Foundation for Educational Excellence. Mr. Stevens earned a Bachelors Degree in Economics from the University of Pennsylvania. Mr. Stevens also has earned a Professional Director Certification issued by ISS Governance Services.

There are no family relationships among any of the Company’s officers or directors.

Agreements Relating to the Election of Directors

Concurrently with his election to the Board of Directors in July 2007, Mr. McConnell entered into an agreement with the Company, which provided that if, at any time either (i) the Shamrock Activist Value Funds (the “Shamrock Funds”) ceased to own, in the aggregate, at least five percent of the Company’s outstanding shares (for reasons other than dilution caused by the Company’s issuance of new securities) or (ii) Mr. McConnell ceased to be affiliated with the Shamrock Funds, he would tender his resignation as a director of the Company.

That agreement also provided that, if Mr. McConnell ceased to be affiliated with the Shamrock Funds at a time when those Funds owned, in the aggregate, at least five percent (5%) of the Company’s outstanding shares of common stock, then those Funds would be entitled to recommend to the Nominating and Governance Committee of the Company’s Board of Directors, for its consideration, a candidate for appointment or election to the Board of Directors.

Effective September 30, 2008, Mr. McConnell ceased to be affiliated with the Shamrock Funds which, as of that date, owned approximately 14% of the Company’s outstanding shares. Accordingly, pursuant to the above-described-agreement, Mr. McConnell offered to resign as a director. The Nominating and Governance Committee of the Company’s Board of Directors met (without Mr. McConnell present) and voted unanimously to recommend that the Board not accept Mr. McConnell’s resignation and to nominate him for reelection to the Board at the 2008 Annual Meeting, based on (i) the contributions that he has made as a member of the Board of Directors, (ii) his ability and willingness to continue devoting the time and effort required of members of the Board; (iii) his independence, and (iv) his skills and experience which, in the view of the Nominating & Governance Committee, add to the overall competencies on the Board. Based on the Committee’s recommendation, the Board of Directors (without Mr. McConnell present) voted unanimously to reject Mr. McConnell’s resignation from the Board and to nominate him for re-election to the Board at the upcoming Annual Meeting.

The Shamrock Funds have not made any recommendations of another candidate for appointment or election to the Board; although it retains the right to do so under the above-described agreement.

THE BOARD OF DIRECTORS

The Role of the Board of Directors

In accordance with Delaware law and our Bylaws, the Board of Directors oversees the management of the business and affairs of the Company. The members of the Board keep informed about our business through discussions with senior management and other officers and managers of the Company and its subsidiaries, by reviewing analyses and reports sent to them by management and outside consultants, and by participating in Board and committee meetings.

Attendance at Meetings

Our Board members are encouraged to prepare for and attend all meetings of the Board and the Board committees of which they are members. During the fiscal ended June 30, 2008, the Board of Directors of the Company held a total of eight meetings and all of the directors attended at least 75% of the total of those meetings and the meetings of the Board committees on which they served during the respective periods they served as directors of the Company during that year. In addition, all of the incumbent directors attended the 2007 Annual Meeting of Stockholders.

Number of Directors

The Board currently consists of eight members. Our Bylaws provide that the Board of Directors is authorized to change the authorized number of directors from time to time, as it deems to be appropriate.

Term of Office of Directors—Annual Election of Directors

Term of Office. The Company’s Bylaws provide that directors are elected annually to serve for a term of one year ending at the next Annual Meeting of Stockholders and until their successors are elected. If a vacancy occurs in any Board position between Annual Meetings, the Board may fill the vacancy by electing a new director to that position. The Board of Directors may also create a new director position and elect a new director to hold that position for a term ending at the next Annual Meeting of Stockholders.

Election of Directors. In 2008, the Board adopted a majority voting standard for uncontested director elections. This means that, to be elected to the Board in an uncontested election, a nominee must receive the affirmative vote of the holders of a “majority of the votes cast” in the election of directors. A “majority of the votes cast” means that the number of votes “for” a nominee for director must exceed 50% of the votes cast. Shares voted “against” or “to withhold authority to vote for” a nominee will count as votes cast, but broker non-votes will not count as votes cast. In a contested election, directors will be elected by a plurality of the votes cast by the shares entitled to vote in the election of directors.

Prior to each meeting at which directors are to be elected in an uncontested election, each nominee will be required to deliver an offer of resignation to the Board. If any nominee fails to receive a majority of the votes cast in that election, the Board of Directors will have the right, in its discretion, to accept or reject that nominee’s offer of resignation. If the Board accepts the resignation, it may either corresponding reduce the authorized number of directors or appoint another person to fill the vacancy created by the resignation. If the Board decides, instead, to reject the resignation, then, the nominee would be entitled to continue to serve as a director until the next annual meeting and, in that event, the Board would be required to publicly disclose the reasons why it decided to reject the resignation of the nominee.

Director Independence

The Board has determined, after careful review, that each member of the Board is independent under the definition of independence set forth in the NASDAQ Marketplace Rules that are applicable to companies with shares listed on the NASDAQ Global Market (the “NASDAQ Listed Company Rules”), with the exception of Messrs. Haynes and Hall, who are officers of the Company. In reaching this conclusion, the Board considered all relevant facts and circumstances with respect to any direct or indirect relationships between the Company and each of the non-management directors. The Board determined that any relationships that now exist, or may have existed in the past, between the Company and any of the non-management directors have no material effect on their independence.

In accordance with the Board’s independence evaluation, 6 of the 8 incumbent members of the Board are independent directors. In addition, all of the members of the standing committees of the Board are independent directors.

Communications with the Board

Stockholders interested in communicating with the non-management directors as a group may do so by writing to the Corporate Secretary, Collectors Universe, Inc., P.O. Box 6280, Newport Beach, California 92658. The Corporate Secretary will review and forward to the appropriate member or members of the Board copies of all such correspondence that, in the opinion of the Corporate Secretary, deal with the functions of the Board or its committees or that the Corporate Secretary otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters will be brought promptly to the attention of the Chairman of the Audit Committee and will be handled in accordance with procedures established by the Audit Committee.

Corporate Governance Policies

Our Directors believe that sound governance practices and policies provide an important framework to assist them in fulfilling their duty to the Company’s stockholders. In September 2004, our Board of Directors adopted the following governance policies, which include a number of policies and practices under which our Board had operated for some time, together with concepts suggested by various authorities in corporate governance and the new requirements under the NASDAQ Listed Company Rules and the Sarbanes-Oxley Act of 2002. Some of the principal subjects covered by those policies include:

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Director Qualifications, including measuring each candidate’s independence, experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries; his or her understanding of our business and the business environment in which we operate; and the candidate’s ability and willingness to devote adequate time and effort to Board responsibilities, taking into account the candidate’s employment and other board commitments.

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Responsibilities of Directors, including acting in the best interests of all stockholders; maintaining independence; developing and maintaining a sound understanding of our business and the industry in which we operate; preparing for and attending Board and Board committee meetings; and providing active, objective and constructive participation at those meetings.

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Director access to management and, as necessary and appropriate, independent advisors, including encouraging presentations to the Board from the officers responsible for functional areas of our business.

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Maintaining adequate funding to retain independent advisors for the Board, as the Board deems to be necessary or appropriate, and also for its standing committees as the members of those committees deem to be necessary or appropriate.

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Director orientation and continuing education, including programs to familiarize new directors with our business, strategic plans, significant financial, accounting and risk management issues, compliance programs, conflicts policies, code of business conduct and corporate governance guidelines. In addition, each director is expected to participate in continuing education programs relating to developments in the Company’s business and in corporate governance.

•	Annual performance evaluation of the Board, including an annual self-assessment of the Board’s performance as well as the performance of each of the Board’s standing committees.

•	Regularly scheduled executive sessions, without management, are held by the Board. In addition, the Audit Committee meets separately with the Company’s outside auditors.

In addition, in September 2008, the Board of Directors unanimously approved an amendment to the Company’ Bylaws establishing a majority vote standard in uncontested elections of the directors. See “THE BOARD OF DIRECTORS – Term of Office of Directors—Annual Election of Directors” above.

Code of Business and Ethical Conduct

We have adopted a Code of Business and Ethical Conduct for our officers, employees and directors, as well as specific ethical conduct policies and principles that apply to our Chief Executive Officer, Chief Financial Officer and other key accounting and financial personnel. A copy of our Code of Business and Ethical Conduct is available at the Investor Relations Section of our website at www.collectors.com. We intend to disclose, at this location on our website, any amendments to that Code and any waivers of the requirements of that Code that may be granted to our Chief Executive Officer or Chief Financial Officer.

Other Governance Matters

In addition to the governance policies discussed above, our Chief Executive Officer and Chief Financial Officer have provided the certifications of our SEC filings required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 each quarter since the certification rules were adopted. We also have adopted charters for our Board committees that comply with applicable NASDAQ Listed Company Rules.

You can access our Board Committee charters, and other corporate governance materials, news releases and SEC filings, by visiting the Investor Relations Section of our website at www.collectors.com.

Committees of the Board of Directors

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Information regarding the members of each of those Committees and their responsibilities and the number of meetings held by those Committees in fiscal 2008 is set forth below.

Audit Committee. The members of the Audit Committee are A. J. Bert Moyer, its Chairman, Deborah A. Farrington and Bruce A. Stevens. All of the members of the Audit Committee are independent within the meaning of the NASDAQ Listed Company Rules and the enhanced independence requirements for audit committee members contained in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Our Board of Directors has determined that Mr. Moyer meets the definition of “audit committee financial expert” adopted by the Securities and Exchange Commission (the “SEC”). The Audit Committee has a written charter that specifies its responsibilities, which include oversight of the financial reporting process and system of internal accounting controls of the Company, and appointment and oversight of the independent registered public accountants engaged to audit the Company’s financial statements. In accordance with its Charter and to ensure independence, the Audit Committee meets separately with our outside auditors and separately with members of management. A copy of the Audit Committee Charter, which complies with applicable NASDAQ Listed Company Rules, is accessible at the Investor Relations Section of our website at www.collectors.com. The Audit Committee held five meetings during fiscal 2008.

Compensation Committee. The members of the Compensation Committee are Deborah A. Farrington, its Chairperson, A. Clinton Allen, and A. J. Bert Moyer, who were appointed as members of the Committee in December 2007, and Michael J. McConnell who was appointed to the Committee in September 2008. All of the members of the Compensation Committee are independent within the meaning of the NASDAQ Listed Company Rules. The Compensation Committee reviews and approves the salaries and establishes incentive compensation and other benefit plans for our executive officers. Our Board of Directors has adopted a charter setting forth the role and responsibilities of the Compensation Committee. A copy of that charter, which complies with applicable NASDAQ Listed Company Rules, is accessible at the Investor Relations Section of our website at www.collectors.com. The Compensation Committee held six meetings during fiscal 2008.

Nominating and Governance Committee. During fiscal 2007, the Board of Directors established a Nominating and Governance Committee as a standing committee of the Board. Previously, the Board of Directors, as a whole, had served as the Nominating Committee. The members of the Nominating and Governance Committee are Bruce A. Stevens, its Chairman, A. J. Bert Moyer and Michael J. McConnell, all of whom are independent within the meaning of the NASDAQ Listed Company Rules. This Committee has a written charter that specifies its responsibilities, which include identifying and recommending nominees for election to the Board; making recommendations to the Board regarding the directors to be appointed to each of its standing Committees; reviewing the adequacy of and approving the compensation that is to be paid to non-employee directors for their service as directors and as members of Board Committees; developing and recommending corporate governance guidelines for adoption by the Board of Directors; and overseeing the annual self-assessments by the Company’s Directors of the performance of the Board of Directors and its Committees. A copy of the Nominating and Governance Committee’s charter is accessible at the Investor Relations Section of our website at www.collectors.com. The Committee held a total of six meetings during fiscal 2008.

The Director Nominating Process. In identifying new candidates for membership on the Board, the Nominating and Governance Committee will seek recommendations from existing Board members and executive officers. In addition, the Committee will consider any candidates that may be recommended by any of the Company’s stockholders who submit such recommendations to the Board in accordance with the procedures described below. The Board also has the authority to engage an executive search firm and other advisors as it deems appropriate to assist it identifying qualified Board candidates.

In assessing and selecting new candidates for Board membership, the Nominating and Governance Committee considers such factors, among others, as the candidate’s independence, experience, knowledge, skills and expertise, as demonstrated by past employment and board experience and the candidate’s reputation for integrity. When selecting a nominee from among candidates being considered by the Committee, it conducts background inquiries of and interviews with the candidates that the Committee members believe are best qualified to serve as directors. The factors that the Committee considers in making its selection of a nominee from among those candidates include whether the candidate has the ability, willingness and enthusiasm to devote the time and effort required of members of the Board; the candidate’s independence, including whether the candidate has any conflicts of interest or commitments that would interfere with the candidate’s ability to fulfill the responsibilities of directors of the Company, including membership on Board committees; whether the candidate’s skills and experience would add to the overall competencies of the Board; and whether the candidate has any special background or experience relevant to the Company’s business.

Stockholder Recommendations of Board Candidates. Any stockholder desiring to submit a recommendation for consideration by the Board of a candidate that the stockholder believes is qualified to be a Board nominee at any upcoming stockholders meeting may do so by submitting that recommendation in writing to the Board not later than 120 days prior to the first anniversary of the date on which the proxy materials for the prior year’s annual meeting were first sent to stockholders. However, if the date of the upcoming annual stockholders meeting has been changed by more than 30 days from the anniversary date of the prior year’s annual meeting, the recommendation must be received within a reasonable time before the Company begins to print and mail its proxy materials for the upcoming annual meeting. In addition, the recommendation should be accompanied by the following information: (i) the name and address of the nominating stockholder and the person that the nominating stockholder is recommending for consideration as a candidate for Board membership; (ii) the number of shares of voting stock of the Company that are owned by the nominating stockholder, his or her recommended candidate and any other stockholders known by the nominating stockholder to be supporting the nomination of that candidate; (iii) a description of any arrangements or understandings that relate to the election of directors of the Company, between the nominating stockholder, or any person that (directly or indirectly through one or more intermediaries) controls, or is controlled by, or is under common control with, such stockholder, on the one hand, and any other person or persons (naming such other person or persons), on the other hand; (iv) such other information regarding each recommended candidate as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (v) the written consent of the stockholder’s recommended candidate to be named as a nominee and, if nominated and elected, to serve as a director.

Stockholder Nominations. Our Bylaws provide that any stockholder also may nominate, at any annual meeting of stockholders, one or more candidates for election to the Board of Directors, by giving the Company written notice (addressed to the Secretary of the Company at the Company’s principal offices) of such stockholder’s intention to do so not later than 120 days prior to the first anniversary of the date on which the proxy materials for the prior year’s annual meeting were first sent to stockholders. Such notice must be accompanied by the same information, described in the immediately preceding paragraph, regarding such candidate or candidates to be nominated for election to the Board and the nominating stockholder. Any stockholder nomination at any annual meeting that does not comply with these Bylaw requirements shall be ineffective and disregarded. No such notice was received from any stockholder with respect to the upcoming annual meeting and, therefore, the Board’s nominees will be the sole candidates standing for election at this year’s Annual Meeting and the election of directors will be uncontested.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Based upon information made available to us, the Company believes that all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 applicable to its directors and officers and any holders of more than 10% of the Company’s shares were satisfied with respect to the Company’s fiscal year ended June 30, 2008, with the exception of a Form 4 that was inadvertently filed late by Michael J. McConnell reporting an award to him of 3,349 restricted shares under the Company’s 2006 Equity Incentive Plan in December 2007.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

We believe that the success of our business and the creation of long term stockholder value depend to a large extent on our ability to retain and to attract superior management employees. Therefore, the Compensation Committee’s primary objective, when setting management compensation, is to enable the Company to retain its existing and, when the need arises, to attract new or additional executive officers and other key management employees. Our Compensation Committee attempts to accomplish this objective by:

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Offering competitive salaries and benefits to our Chief Executive Officer (the “CEO”) and our two other executive officers who are named in the Summary Compensation Table below (collectively, and including our CEO, our “Named Executive Officers” or “NEOs”) and our other key management personnel;

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Providing our NEOs with the opportunity to earn additional compensation, in the form of cash bonuses, based on the achievement of defined annual corporate financial performance goals and individualized performance objectives established by the Compensation Committee for each NEO;

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Aligning the financial interests of our NEOs and other key management employees with those of our stockholders, primarily through the grant of stock options, restricted stock or other forms of equity-based compensation that reward the NEOs and other management employees for improvements in the market performance of our common stock; and

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Providing for stock-based compensation awards to become exercisable (i.e., vest) in annual installments over multi-year periods as a means of creating incentives for our NEOs and other key management employees to focus on achieving longer term corporate objectives and to remain in our employ.

It is the Compensation Committee’s policy, as well, (i) to submit to the stockholders, for their approval, all stock incentive plans under which options and other equity-based compensation awards are granted, and (ii) to place limits on the number of shares for which options or other stock-based compensation awards may be granted to our NEOs.

Factors that affect the Committee’s determinations with respect to executive compensation include (i) the competitive nature of the market for talented and experienced individuals, nationally, and particularly in Southern California where the Company is headquartered and most of its operations are conducted; and (ii) the very limited number of senior executives that have knowledge and experience in the collectibles and high value asset markets. Also, to ensure that we are appropriately compensating our NEOs and other key management employees and that we have appropriate human resources to execute on our business plans, in making its executive compensation determinations our Compensation Committee obtains available information relating to executive compensation, including peer group data and recommendations from independent compensation consultants. However, no single factor is determinative and the Committee ultimately relies on the experience and judgment of its members in making its executive compensation decisions. The Compensation Committee also performs periodic reviews of our executive compensation programs to evaluate their competitiveness and consistency with our overall management compensation and our financial and strategic objectives.

Components of Executive Compensation

The compensation that is paid to our NEOs is comprised of three major components: (i) base annual salaries; (ii) annual bonus compensation that is paid in cash; and (iii) equity-based compensation that is designed, among other things, to align the interests of our executives with those of our stockholders and to provide incentives to our NEOs to focus their efforts on achieving the Company’s longer term strategic objectives that are established by our Board of Directors and to remain in the Company’s employ. We believe that the combination of these three components of executive compensation contribute significantly to the Company’s ability to retain existing and attract new management employees in the competitive national and local markets in which we operate and also to balance the motivations of our NEOs to execute on immediate goals while remaining cognizant of and focused, as well, on our longer term financial and strategic goals.

The Committee’s allocation of these three components of executive compensation is based on a number of factors, including competitive market conditions and the positions of the management employees within our organization in terms of their ability to influence our financial performance. Generally, the percentage of compensation at risk, either in the form of bonus or equity compensation, is higher for our NEOs than for other management employees, because the performance of our NEOs ordinarily has a greater impact on whether or not we achieve our financial and strategic objectives and longer term goals.

Salaries and Employee Benefits Programs

In order to retain our NEOs and other key management employees, and to be able to attract additional well-qualified executives when the need arises, the Company strives to offer salaries and health care and other employee benefit programs which are competitive with those offered by comparably-sized service businesses. In establishing salaries for our NEOs, the Compensation Committee reviews (i) each NEO’s historical performance; (ii) available information regarding prevailing salaries and compensation programs offered by comparably-sized service businesses to their NEOs, and (iii) recommendations of outside executive compensation consultants which are retained from time to time by the Compensation Committee to assist it in making compensation decisions.

Performance-Based Compensation

The Compensation Committee believes that, as a general rule, annual compensation in excess of base salaries should be made dependent primarily on the Company’s financial performance and the achievement by our NEOs of individualized performance objectives established for them by the Compensation Committee. Accordingly, in fiscal 2008, as well as in prior fiscal years, the Compensation Committee has adopted an annual management bonus plan for the Company’s NEOs. These annual bonus plans are designed to provide financial incentives for our NEOs to focus their efforts on achieving (i) corporate financial and strategic goals that will drive the growth of the Company’s revenues and earnings on a sustained and continuing basis, and (ii) individualized performance objectives for each NEO which the Compensation Committee believes will lead to improvements in the NEO’s performance in ways that will benefit the Company in terms of its operations and longer term financial performance.

Determination of Company Financial Performance Goals. The Company’s financial performance goals for each year’s annual bonus plan are established on the basis of the annual operating plan (or “AOP”) for that year that is initially developed by management and then is submitted to the Board of Directors for its review, possible modification and approval. Each year’s AOP is designed to maximize the financial performance and profitability of the Company within the constraints of prevailing economic and market conditions and the costs of achieving specific strategic objectives, such as the development of or expansion into new markets for the Company’s services. In establishing the AOP, the Board reviews programs and initiatives that management is proposing to implement to increase revenues, market share and gross profits (whether by expanding the services the Company offers in its existing markets or expanding into new markets) or to achieve cost savings, as well as other factors which, based on historical experience, can be expected to affect the Company’s revenues and profitability, and anticipated changes in economic and competitive conditions in the Company’s markets. The Compensation Committee then establishes bonus opportunities which it believes will provide each NEO with substantial financial incentives and rewards for performance that enables the Company to exceed the annual financial goals established by the Board and build a foundation for continued growth and increased profitability in future years. At the same time, in order to make the incentives realistic and meaningful for our NEOs, the annual bonus plans provide each NEO with an opportunity to earn bonus compensation, albeit generally in lesser amounts, based on the achievement by an NEO of his individual performance objectives, even in years when the Company is unable to achieve all of its financial performance goals due to market or other conditions outside of the control of the NEOs and the Company.

Individualized Performance Objectives. The individualized performance objectives established for each NEO are goals or objectives that, if achieved, would, in the view of the Compensation Committee, either improve the performance of that particular NEO and, thereby, increase the likelihood that the Company’s financial performance goals or strategic objectives are achieved or establish a foundation for increased Company growth and profitability over the longer-term, or both. Individualized performance objectives usually pertain or relate to the NEO’s areas of responsibility. For example, a bonus may be awarded for an NEO’s efforts in achieving greater than anticipated cost savings in his area of responsibility, or establishing new or expanding existing markets for the Company’s services.

Fiscal 2008 Management Bonus Plan.

The Compensation Committee adopted a management bonus plan for our NEOs for fiscal 2008 (the “2008 Bonus Plan”), which provided opportunities for each NEO to earn a cash bonus based on the financial performance of the Company or of a major operating division of the Company or the achievement of individualized performance goals established for each NEO by the Compensation Committee.

2008 Corporate Financial Goals. The Compensation Committee established the following range of corporate financial goals for fiscal 2008 for Michael Haynes, the Company’s CEO, and Joseph Wallace, the Company’s CFO, under the 2008 Bonus Plan:

	Fiscal Year Ended June 30, 2008
Financial Performance Goals	Threshold	Target	Maximum
Net revenues	$40,452,000	$48,362,000	$62,871,000
Pretax income (before bonus accrual)	$1,200,000	$3,756,000	$9,559,000

For Messrs. Haynes and Wallace to earn a minimum or “Threshold” bonus based on the Company’s fiscal 2008 financial performance, the Company needed to generate (i) net revenues in an amount at least equal to the Company’s fiscal 2007 net revenues or (ii) pretax income (before accruals for bonus compensation payable under the Plan) in an amount at least equal to $1.2 million.

The “Target” financial performance goals for fiscal 2008 consisted of net revenues and pretax profits (before accruals for any bonuses that become payable under the Plan) at least equal to the target net revenues goal and target pretax income goal, respectively, set forth in the fiscal 2008 AOP.

The “Maximum” financial performance goals for fiscal 2008 consisted of (i) net revenues in an amount equal to 130% of the Target net revenues set forth in the 2008 AOP, and (ii) pretax income in an amount equal to the sum of the Target pretax income goal set forth in the 2008 AOP, plus forty percent (40%) of the amount by which, if any, that the 2008 Maximum net revenue goal exceeded the 2008 Target net revenue goal.

The use of performance ranges also made it possible for bonus awards to be interpolated for achievement of net revenues or pretax income exceeding either the Threshold or Target financial performance goals.

Individualized Performance Objectives. Under the 2008 Bonus Plan, the Compensation Committee also established individual performance objectives for each NEO that were designed to create a financial incentive for each NEO to achieve specific goals or objectives that, in the view of the Committee, would lead to improvements in (i) the performance of business operations at the Company over which the NEO had supervisory authority and control or (ii) the management skills or competencies of the NEO which the Committee believed would result in improved individual performance by the NEO in the future, or both.

The Compensation Committee also weighted the corporate financial goals, primarily on the basis of the Compensation Committee’s assessment of the extent to which each of Messrs. Haynes and Wallace would be able, through his performance, to affect the achievement of those corporate financial goals. For example, as indicated in the tables below, the CEO bonus compensation was made more dependent on the Company’s revenue performance, over which he has greater influence than the CFO; whereas, the CFO’s bonus compensation was made more heavily dependent on the Company’s pre-tax earnings performance. The individualized performance objectives established for each of Messrs. Haynes and Wallace also were weighted, in terms of the amounts of their bonus compensation that would be dependent on the achievement of those objectives.

The following tables set forth the respective bonus opportunities established for the Company’s CEO and CFO under the 2008 Bonus Plan:

CEO:	Bonus Weightings(1)	Bonus
		Thresholds	Targets	Maximums
Net revenue	30%	$30,600	$61,200	$183,600
Pretax income	30%	$30,600	$61,200	$183,600
Individualized performance goals	40%	$—	$81,600	$244,800

Total Bonus Opportunities		$61,200	$204,000	$612,000

CFO:	Bonus Weightings(2)	Bonus
		Thresholds	Targets	Maximums
Net revenue	10%	$4,400	$8,800	$26,400
Pretax income	40%	$17,600	$35,200	$105,600
Individualized performance goals	50%	$—	$44,000	$132,000

Total Bonus Opportunities		$22,000	$88,000	$264,000

As the above table indicates, of the CEO’s bonus compensation for 2008, (i) 30% was made dependent on the Company’s net revenue performance; (ii) another 30% was made dependent on the Company’s pretax income performance, and (iii) the remaining 40% was made dependent on the CEO’s achievement of his individualized performance objectives.

Of the CFO’s bonus compensation for 2008, (i) 10% was made dependent on the Company’s net revenue performance; (ii) 40% was made dependent on the Company’s pretax income performance, and (iii) the remaining 50% was made dependent on the CFO’s achievement of his individualized performance objectives.

The Company’s President, David G. Hall, manages and is responsible for the performance of the Company’s collectibles businesses (which, historically, have accounted for substantially all of the Company’s profits). Accordingly, his bonus compensation under the 2008 Bonus Plan was dependent on the operating income generated by those businesses in fiscal 2008. The Compensation Committee established a minimum or “threshold” operating income goal (before any allocation of corporate overhead) for the collectibles businesses of $5,400,000 for fiscal 2008 and Mr. Hall was given the opportunity to earn a bonus under the 2008 Bonus Plan equal to 10% of the amount by which that minimum operating income goal was exceeded, subject to a maximum bonus of $150,000. Mr. Hall also was entitled to earn an additional bonus of up to $25,000 for the achievement by him of certain individualized performance goals established by the Compensation Committee.

Bonus Awards in Fiscal 2008

The following table sets forth the cash bonuses earned by each of our NEOs under the 2008 Management Bonus Plan:

Named Executive Officer	2008 Bonus Award
Michael R. Haynes, CEO	$100,000
David G. Hall, President	$150,000	(1)
Joseph J. Wallace, CFO	$50,000

(1)	The Compensation Committee also determined that in fiscal 2008 Mr. Hall had achieved most of the individualized performance objectives established for him by the Committee and, as a result, was entitled to receive an additional bonus in the amount of $18,500. However, Mr. Hall declined to accept that bonus award.

During 2008, in furtherance of the Company’s strategic objectives, management continued to focus considerable efforts on initiatives that were designed to enable the Company to expand and grow its recently acquired diamond and colored gemstone grading businesses. Those initiatives enabled the Company to achieve an increase in net revenues, as the Company succeeded in growing its share of the diamond and colored gemstone grading market. Nevertheless, the Company sustained a pre-tax loss of approximately $5.4 million in fiscal 2008 (before impairment charges to goodwill and other intangible assets totaling approximately $11.2 million). The bonuses awarded to Messrs. Haynes and Wallace reflected those operating results, in that their fiscal 2008 bonus awards were attributable solely to (i) the increase in net revenues in fiscal 2008 as compared to fiscal 2007 and (ii) the achievement of most of their respective individualized performance objectives in fiscal 2008.

The operating income generated by the Company’s collectibles businesses in fiscal 2008 substantially exceeded the threshold operating income goal established for those businesses. Accordingly, Mr. Hall’s earned a $150,000 bonus award based on the financial performance of those businesses in fiscal 2008. Mr. Hall earned an additional bonus award of $18,500 as a result of a determination by the Compensation Committee that he had achieved most of his individualized performance goals for fiscal 2008. However, Mr. Hall declined to accept that additional bonus award.

Stock Options and Equity Based Programs

Prior to fiscal 2007, we used stock options as the primary vehicle for providing longer term incentives that would reward our NEOs and other key management employees for efforts that would increase stockholder value. We also used stock options as a retention tool for executive talent, generally by requiring NEOs to remain in the Company’s employ over varying multi-year periods as a condition to the exercisability (or “vesting”) of the options.

During fiscal 2007, the Compensation Committee, in consultation with Pearl Meyer & Partners (“PM&P”), an independent executive compensation consulting firm retained by the Committee, conducted a review of the potential benefits that could be obtained from granting or awarding other forms of equity incentives, including restricted stock and stock appreciation rights (“SARs”), that would provide increased incentives for performance by NEOs and other management employees and, at the same time, enable the Company to reduce the compensation expense that, in accordance with SFAS No. 123(R), must be recognized in the Company’s financial statements when equity-based compensation awards are granted and become vested. As a result of that review, the Compensation Committee adopted the 2006 Equity Incentive Plan, which enables the Company to grant not only stock options, but also SARS, restricted stock and restricted stock units. The 2006 Equity Incentive Plan was approved by the Company’s stockholders at the Annual Stockholders Meeting held in December 2006.

During fiscal 2008, the Compensation Committee granted Messrs. Haynes and Wallace options to purchase 20,200 shares and 10,000 shares, respectively, of the Company’s common stock, at an exercise price of $14.50, which was equal to 100% of the per share closing price of the Company’s shares, as reported by NASDAQ, on the date of the grant. Consistent with the policies of the Compensation Committee, 25% of those options will vest (that is, become exercisable) each year, commencing on the first anniversary of the date of grant, subject, in each case, to continued employment with the Company during such vesting periods. In fiscal 2008, the Compensation Committee also awarded 5,500 restricted shares to Mr. Wallace under the 2006 Equity Incentive Plan. As is the case with respect to the option grants, the restricted shares will vest in four equal annual installments commencing on the first anniversary of that award, subject to Mr. Wallace’s continued employment with the Company during such vesting periods.

Perquisites and Other Elements of Compensation

Mr. Haynes received a $12,000 automobile allowance during fiscal 2008 to defray the personal expenses he incurred in using his own automobile on Company business. Subject to this one exception, the Company did not provide any perquisites or “perks” to its NEOs.

Compensation of Chief Executive Officer

Early in fiscal 2007, the Compensation Committee, in consultation with PM&P, undertook a review of Mr. Haynes’ total compensation. PM&P provided the Committee with information regarding recent trends and developments in CEO compensation and, as part of its review, PM&P identified a number of public companies (“Peer Group Companies”) which either operated in the collectibles markets, or whose size, capitalization and recent financial performance were comparable, to that of the Company. PM&P then compared Mr. Haynes’ compensation to the compensation paid by the Peer Group Companies to their respective chief executive officers and found that Mr. Haynes’ compensation was lower, particularly in terms of his stock-based compensation, than the compensation being paid to those other CEOs. As a result, in the first quarter of fiscal 2007, the Compensation Committee: (i) increased Mr. Haynes’ base annual salary to $340,000 from $300,000, his first salary increase since July 2004, (ii) granted Mr. Haynes an option to purchase 28,000 shares of common stock that are exercisable at a per share price of $13.75, which was equal to 100% of the closing per share price of our Common Stock on the NASDAQ Global Market on the date of that grant, and (iii) awarded Mr. Haynes 26,200 shares of restricted stock. The stock options were to vest in four successive annual installments of 7,000 shares each, beginning on the first anniversary of the date of grant, and the restricted shares were to vest in four successive annual installments of 6,550 shares each, commencing on the first anniversary of the date of that award, subject in each case to the continued employment of Mr. Haynes with the Company during such vesting periods.

The Company did not increase Mr. Haynes base salary in fiscal 2008. However, in July 2008, the Compensation Committee approved an acceleration of the vesting, from September 2008 to July 2008, of the second installment of 6,550 of the restricted shares granted to Mr. Haynes in fiscal 2007. As discussed above, during fiscal 2008, the Compensation Committee also granted Mr. Haynes an option to purchase 20,200 shares of the Company’s common stock at a per share an exercise price of $14.50, vesting in four equal annual installments of 5,050 shares each, commencing on the first anniversary of the date of grant, provided that he remains in the Company’s employ on each such anniversary date.

Employment Agreements

Chief Executive Officer. Mr. Haynes is employed as the Company’s CEO under an employment agreement which was entered into in January 2003 initially for a term of one year. With the approval of the Compensation Committee, the term of that employment agreement has since been extended on four separate occasions, including in September 2008, when it was extended to December 31, 2009. The employment agreement initially provided for the payment of a base annual salary to Mr. Haynes of $250,000. Mr. Haynes’ base annual salary was increased to $275,000, effective October 2003; to $300,000 effective July 2004; and to $340,000, effective July 2007. The employment agreement is terminable by the Company at any time, with or without cause, effective on 15 days’ prior notice to Mr. Haynes. If the Company were to exercise its right to terminate that Agreement without cause, it would become obligated to continue Mr. Haynes’ annual base salary and health insurance benefits for a period of 12 months.

Other Named Executive Officers. We do not have any employment agreements, severance agreements or change of control agreements with our other NEOs, nor any other arrangements or plans under which they would receive post-termination compensation other than health insurance benefits as and to the extent mandated by federal law.

Neither the CEO nor any other NEO has what is commonly referred to a “golden parachute” or other agreement that would entitle any of them to receive severance or other compensation as a result of the consummation of a change of control of the Company. However, the 2006 Equity Incentive Plan does provide that any unvested options or restricted shares held by any participants in that Plan, including the NEOs, will become fully vested upon the consummation of a change of control of the Company unless the party acquiring control of the Company agrees to assume, or substitute comparable equity awards for, the equity awards then held by the NEOs and other employees on terms approved by the Compensation Committee.

Compensation Review Process

Role of Compensation Committee. The Compensation Committee, which is comprised entirely of independent directors as determined in accordance with NASDAQ rules, oversees and approves all compensation and benefit arrangements for the Company’s NEOs. In determining appropriate salary levels, the Compensation Committee considers the extent to which the Company has achieved, and the extent of the NEO’s contribution to the achievement of, its strategic goals, the level of responsibility of the NEO, and his or her experience and other qualifications, including any special skills that an NEO may possess which are of particular importance to the Company’s future success. In addition, the Committee recognizes that to be able to retain its existing NEOs and attract new NEOs when the need arises, the Company must offer executive salaries that are comparable to those paid by its competitors and other comparably-sized service businesses. As a result, in setting the salaries of the Company’s CEO and the other NEOs, the Compensation Committee also considers available data regarding compensation paid by such businesses to individuals holding positions comparable to those held by the Company’s NEOs.

Role of the Independent Consultants. The Compensation Committee has sometimes retained independent compensation consulting firms to provide the Committee with information regarding (i) trends and developments in executive compensation, including developments with respect to new forms of executive compensation and changes in the mix, among salaries, bonuses and equity incentives, of compensation being paid to executives, and (ii) the competitiveness of the compensation that the Company pays to its executive officers. In the view of the Committee such information is important to its ability to establish executive compensation programs and packages that will enable the Company to retain its executive officers and to attract additional key management employees when the need arises. All such consultants are selected and retained by and report directly to the Compensation Committee and not to management.

Role of Management. Management performs an important role in providing to the Compensation Committee information it needs to fulfill its responsibilities. The Company’s annual operating plan, which is used by the Compensation Committee in determining Company financial performance goals for each year’s management bonus program, is prepared by management for submission to and approval of the Board of Directors. The Chief Executive Officer also provides recommendations to the Committee with respect to individual performance objectives for the other NEOs under the annual management bonus plan and provides the Committee with evaluations of the performance of the other NEOs that are considered by the Compensation Committee in determining the salaries that will be paid and the bonus opportunities that will be established for them. Management also provides relevant background information to outside compensation consultants to enable them to assist the Committee in making its determinations with respect to executive compensation. No member of management makes determinations or recommendations with respect to his own compensation; however, the Compensation Committee does obtain input from each NEO which is considered by the Committee in determining each NEO’s individual performance objectives under each annual management bonus plan.

Accounting and Tax Considerations

Tax and accounting consequences are taken into consideration in the design and implementation of our management compensation programs, including, for example, the requirement that we recognize a charge to earnings for financial reporting purposes, in accordance with SFAS No. 123(R), when stock-based compensation awards are made.

In addition, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid in any year to certain highly compensated executive officers. However, in determining whether this deduction limitation has been exceeded, compensation that constitutes “qualified performance based compensation” within the meaning of Section 162(m) of the Code, such as bonus awards under management bonus plans that are approved by the Compensation Committee, and the value of options or other equity incentives granted under equity incentive plans that have been approved by the stockholders, are excluded. We have considered the limitations on deductions imposed by Section 162(m) of the Code and it is our intention that substantially all executive compensation be designed to constitute “qualified performance based compensation” and, therefore, tax deductible under Section 162(m), for so long as doing so is consistent with our overall compensation objectives. As a result, all compensation paid by the Company in 2008 was deductible for income tax purposes. However, to maintain flexibility in compensating our NEOs in a manner designed to promote our compensation goals and financial and strategic objectives, our policy does not require that all executive compensation be deductible for income tax purposes.

Compensation Committee Interlocks and Insider Participation

The Members of the Compensation Committee of the Board of Directors in fiscal 2008 were Deborah A. Farrington, A. Clinton Allen and A. J. Bert Moyer, who are non-employee directors of the Company and have been determined by the Board of Directors to be independent directors within the meaning of the NASDAQ Listed Company Rules. No executive officer of the Company served or serves on the board of directors or compensation committee of any entity which has one or more executive officers serving as members of the Company’s Board of Directors or Compensation Committee.

Summary Compensation Table

The following table sets forth compensation received in the fiscal years ended June 30, 2008 and 2007, respectively, by the Company’s Chief Executive Officer, and the other NEOs whose aggregate cash compensation for services rendered to the Company in all capacities in 2008 exceeded $100,000:

Name and Principal Position	Year	Salary	Equity Incentive Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation		Total
Michael R. Haynes Chief Executive Officer	2008	$340,000	$375,555	$100,000	$12,000	(3)	$827,555
	2007	$340,000	$319,715	$100,000	$12,000	(3)	$771,715

David G. Hall President & COO	2008	$300,000	$—	$150,000	$—		$468,500
	2007	$300,000	$—	$150,000	$—		$450,000

Joseph J. Wallace Chief Financial Officer	2008	$212,391	$66,649	$50,000	$—		$329,040
	2007	$199,500	$49,622	$40,000	N/A		$289,122

(1)

The amounts presented in this column represent the stock-based compensation expense recognized during fiscal 2008 and 2007 for equity awards made in fiscal 2008 and 2007 or in previous years in accordance with SFAS 123(R). Pursuant to applicable SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service based vesting conditions.

(2)

Amounts shown are the NEOs’ respective annual bonuses awarded for fiscal 2008 and 2007, respectively. The bonuses paid to Messrs. Haynes and Wallace were awarded by the Compensation Committee based on the extent to which the Company achieved its financial performance goals and the extent to which each NEO achieved his individualized performance objectives in fiscal 2008 and 2007, respectively. The bonuses awarded to Mr. Hall by the Compensation Committee in fiscal 2008 and fiscal 2007 were determined on the basis of the financial performance in each of those years of the Company’s collectibles authentication and grading division, which operates under his direct management and supervision. In fiscal 2008, Mr. Hall also earned, but refused to accept, a $18,500 bonus that would otherwise have been awarded to him by the Compensation Committee for his achievement of certain individualized performance objectives established under the 2008 Bonus Plan. Information regarding the determinations made by the Compensation Committee with respect to the 2008 bonus awards is set forth above in the section of this Proxy Statement entitled “Compensation Discussion and Analysis”.

(3)	Amounts paid to Mr. Haynes during fiscal 2008 and 2007 to defray his personal expenses incurred in using his own automobile on Company business.

Grants of Plan Based Awards in 2008

The following table sets forth information regarding non-equity and equity awards granted to each of the named executives in fiscal 2008.

	Estimated Range of Possible Payouts Under Non-Equity Incentive Plan Awards (1)						Equity Incentive Plan Awards
Named Officers	Threshold ($)		Target ($)		Maximum ($)		Grant Date	All Other Stock Awards: Number of Shares of Stocks or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price or Price Per Share ($)		Grant Date Fair Value of Stock and Option Awards ($)
Michael R. Haynes	$61,200		$204,000		$612,000		11/14/07	—		20,200	$14.50	(3)	$76,760	(4)
David G. Hall	$150,000	(2)	$175,000	(2)	$175,000	(2)	—	—		—	$—		$—
Joseph J. Wallace	$22,000		$84,956		$264,000		11/14/07	5,500	(5)	—	$—		$79,750	(4)
							11/14/07			10,000	$14.50	(3)	$38,000	(4)

(1)

These threshold, target and maximum bonus awards represent the range of bonuses that these NEOs could have earned under our 2008 Management Bonus Plan assuming, respectively, that the NEOs had achieved (a) the threshold financial performance goals, (b) the target financial performance goals and their individualized performance objectives or (c) the maximum financial performance goals and their individualized performance objectives. Actual bonus amounts earned by an NEO would be lower than the amounts shown in the table, in the event that the Company achieved some, but not all, of the corporate financial goals or the NEO achieved his individualized performance objectives, or would be higher than the threshold or target bonus amounts, if any of the threshold or target financial performance goals or his individualized performance objectives had been exceeded. The Summary Compensation Table above contains information regarding the actual bonus amounts that were awarded and paid to our NEOs under the 2008 management bonus plan and the Compensation Discussion and Analysis section of this Proxy Statement contains information regarding how those bonus amounts were determined.

(2)

Under the 2008 Bonus Plan, Mr. Hall had the opportunity to earn (i) a bonus equal to 10% of the amount by which the aggregate operating income of the Company’s collectibles businesses exceeded a threshold operating income goal set forth in that Bonus Plan, subject to a maximum bonus payout of $150,000 and (ii) an additional bonus of up to $25,000 to the extent the Compensation Committee determined that Mr. Hall had achieved individualized performance objectives established for him for 2008. Although the Compensation Committee determined that Mr. Hall had achieved most of his fiscal 2008 individualized performance objectives and, as a result, was entitled to be awarded an additional bonus of $18,500, he declined that award.

(3)

Each option grant was made at an exercise price equal to 100% of the closing price per share of our common stock on the date of the grant, as reported by the NASDAQ Global Stock Market. Each of these options becomes exercisable in four annual cumulative installments of 25% of the respective number of shares subject to the options, commencing one year after their respective dates of grant, and will expire on the 10th anniversary of the respective dates of grant, unless sooner exercised or terminated.

(4)

This column shows the full grant date fair value which the Company would, in accordance with SFAS No. 123(R), expense in its financial statements over the vesting period of the options granted to its NEOs in fiscal 2008. The fair value of the option grants was calculated using a Black-Scholes valuation methodology according to SFAS No. 123(R), after removing the service-based vesting forfeiture assumption. The fair value of the restricted stock award was determined by multiplying the closing price per share of the Company’s shares on the date of award, as reported by NASDAQ, by the number of restricted shares awarded to the NEO. Information regarding the valuation assumptions used to determine the Company’s equity compensation expense is set forth in Footnote 2 to the Company’s Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008.

(5)

The restricted shares awarded to Mr. Wallace constituted an outright grant or bonus of the underlying shares, subject to the risk of forfeiture of some or all of those shares in the event of a termination of his employment prior to the fourth anniversary of the date of grant. On each anniversary of the date of the grant, 25% of the shares will cease to be subject to that risk of forfeiture, provided Mr. Wallace is still employed by the Company on such anniversary date.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding options and restricted stock awards that had been granted to our NEOs and were outstanding as of the end of fiscal year 2008.

	OPTION AWARDS					STOCK AWARDS
Names	Grant Dates	Exercisable	Unexercisable	Option Exercise Price ($)(1)	Expiration Dates	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Michael R. Haynes	05/13/04	40,000	—	$10.26	05/13/14
	12/06/04	30,000	10,000	$19.60	12/06/14
	06/09/05	40,000	—	$15.59	06/09/15
	09/19/06	7,000	21,000	$13.75	09/19/16
	09/19/06	—	—	—	—	19,650	$153,663
	05/04/07	—	—	—	—	13,125	$102,637
	11/14/07	—	20,200	$14.50	11/14/17

Joseph J. Wallace	06/11/04	15,000	—	$13.73	06/11/14
	06/09/05	5,000	—	$15.59	06/09/15
	09/15/05	5,000	5,000	$12.90	09/15/15
	11/14/07	—	10,000	$14.50	11/14/17
						5,500	$43,010

(1)	Each option grant was made at an exercise price equal to 100% of the closing price per share of our common stock on the date of grant as reported by the NASDAQ Global Stock Market. The expiration date of all option awards is ten years from the date of grant, subject to earlier termination on cessation of the NEO’s employment with the Company.

(2)	The market value of stock awards that have not yet vested was determined by multiplying the number of shares covered by the award by the closing price, as reported by the NASDAQ Global Stock Market, of the Company’s common stock on June 30, 2008, which was the last trading day of fiscal 2008.

Option Exercises and Stock Vesting Table

Michael R. Haynes, our CEO, was the only NEO who exercised any stock options or held any restricted shares that vested during fiscal 2008. The following table sets forth information regarding his stock option exercises and those of his restricted shares that vested during fiscal 2008.

	Option Awards		Restricted Stock Awards(1)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael R. Haynes	66,400	$536,563	10,925	$126,710

(1)	Represents restricted shares as to which the risk of forfeiture lapsed during fiscal 2008.

(2)	The “value realized” is the amount that the NEO would have received, before payment of withholding taxes and brokerage commissions, had he sold the shares on the date of exercise or vesting (as the case may be), which was determined (i) in the case of each stock option, by subtracting the per share option exercise price from the per share closing price, as reported by NASDAQ, of our shares of common stock on the date of exercise, multiplied by the number of shares for which the option was exercised, or (ii) in the case of the vesting of any restricted shares, by multiplying the per share closing price, as reported by NASDAQ, of our shares of common stock on their vesting date by the number of those shares that had become vested on that date.

Pension Benefits in Fiscal 2008

We do not provide pension arrangements or post-retirement health coverage for our NEOs or other employees. Our NEOs, as well as all other full time employees, are eligible to participate in our 401(k) defined contribution plan.

Nonqualified Deferred Compensation in Fiscal 2008

We do not offer any nonqualified deferred compensation programs to our NEOs or any other employees.

Potential Payments on Termination or Change of Control

In the event that Mr. Haynes’ employment is terminated by the Company without cause, the Company will become obligated to continue (a) to pay Mr. Haynes (or in the case of his death, his heirs) his base salary, at the rate in effect on the date of such termination of employment, and (b) medical insurance coverage for him (and for his dependents if they also were covered at the time of such termination), on the terms in effect at the time of such termination, in each case for a period of 12 months from the effective date of such termination of employment. If Mr. Haynes had been terminated without cause on June 30, 2008, he would have become entitled to receive $340,000 in base salary and insurance premiums estimated at approximately $9,000 over the succeeding 12 months.

With the exception of Mr. Haynes’ employment agreement, we currently do not have employment agreements, severance agreements, change of control agreements or any other agreements with our NEOs which provide for the payment of compensation or non-equity awards or the provision of benefits on a termination of employment or as a result of a change of control transaction, except for the continuation of health insurance coverage as required under applicable federal law. Our stock incentive plans provide that all unvested options and unvested restricted shares, whether held by the NEOs or other employees, will become vested on a change of control of the Company unless the party acquiring control of the Company agrees to assume, or substitute comparable equity incentives for, those outstanding options and restricted shares on terms approved by the Compensation Committee.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed, with management, the Compensation Discussion and Analysis set forth above, and, based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2008 Annual Meeting of Stockholders.

Submitted by the Compensation Committee of the Board of Directors:

Deborah Farrington A. Clinton Allen A. J. Bert Moyer

Director’s Compensation

Only non-employee directors receive compensation for service on the Board of Directors and Committees of the Board. The following table sets forth, for each non-employee director, information regarding all cash and other compensation paid or received for his or her service on the Board and its Committees during the fiscal year ended June 30, 2008.

Name	Fees earned or Paid in Cash ($)(1)	Stock Awards ($)(2)		Total
A. Clinton Allen	$102,500	$35,000		$137,500
A. J. Bert Moyer	67,500	35,000		102,500
Deborah Farrington	63,000	35,000		98,000
Van D. Simmons	35,000	35,000		70,000
Bruce A. Stevens	46,000	35,000		81,000
Michael J. McConnell	35,500	31,797	(3)	67,297

(1)	This column reports the amount of cash compensation earned in 2008 for Board and Committee service.
(2)	Amounts shown reflect the compensation cost recognized in 2008 with respect to restricted stock awards granted during 2008, as determined in accordance with SFAS No. 123R (except that estimated forfeitures have been disregarded for this purpose). There were no forfeitures of stock awards by our directors during 2008.
(3)	Mr. McConnell was elected as a member of the Board effective July 23, 2007. Accordingly, the stock awards he received, as set forth in the above table, were for approximately 11 months of service as a director.

The compensation paid to the outside directors was determined on the basis of information provided and recommendations made to the Compensation Committee in fiscal 2007 by its outside compensation consultant regarding trends in director compensation. Based on a review of updated information regarding compensation that is being paid by comparably-sized service companies to their outside directors, the Nominating & Governance Committee recommended that no changes be made to director compensation in fiscal 2008.

Compensation for Service on the Board of Directors. As compensation for service on the Board, each non-employee director is paid an annual retainer of $35,000 and receives a grant of $35,000 of restricted shares (with the number of shares determined on the basis of the closing price, as reported by Nasdaq, of the Company’s shares on the date of grant). Each non-employee director’s restricted shares vest in four approximately equal quarterly installments subject to the director’s continued service on the Board.

Compensation for Service on Board Committees. Audit Committee members receive an annual retainer of $10,000, Compensation Committee members receive an annual retainer of $7,500, and Nominating and Governance Committee members receive an annual retainer of $1,000, for their service on those Committees.

Additional Board and Committee Service. The Chairman of the Board receives an additional annual retainer of $55,000, and the Chairpersons of the Audit Committee, Compensation Committee and Nominating and Governance Committee receive additional annual retainers of $14,000, $10,000 and $5,000, respectively, for the additional services they render to the Company in those capacities.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

DHRCC, Inc., which is engaged in the direct purchase and sale of rare coins, primarily at retail, and is owned by David G. Hall, who is our President and one of our Directors, and Van D. Simmons, who also is one of our Directors, engaged in the following transactions with the Company during 2008: (i) DHRCC paid fees of $30,450 to the Company for advertising space on the Company’s website, in accordance with the advertising rates charged by the Company in the ordinary course of its business to unaffiliated customers; (ii) DHRCC paid to the Company grading and authentication, subscription and other miscellaneous service fees totaling approximately $2,000, on the same terms that the Company charges in the ordinary course of its business for similar services provided to unaffiliated customers, and (iii) DHRCC paid rent to the Company totaling $43,620 for approximately 2,200 square feet of office space, located at the Company’s offices in Santa Ana, California, under a 5-year sublease from the Company entered into in November 2004. The rent, per square foot per month, that is payable by DHRCC under that sublease was equal to the rent being paid by a prior unaffiliated tenant for comparable office space in the same building under a sublease entered into in March 2004. In 2007, the Company reimbursed DHRCC for warranty claims of approximately $20,000 in accordance with the terms of its standard coin authentication and grading warranty that it provides to all of its coin grading customers.

In July 2008, the Compensation Committee approved the acceleration of the vesting of 6,550 shares of restricted stock held by Mr. Haynes which had been originally been scheduled to vest in September 2008.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to the Company’s audited consolidated financial statements for the fiscal year ended June 30, 2008 (the “2008 Financial Statements”).

The Audit Committee of the Board of Directors is responsible for assisting the Board in fulfilling its oversight responsibility as it relates to the Company’s financial reporting, and its internal financial and accounting systems and accounting practices and policies. The Board of Directors has adopted an Audit Committee Charter that sets forth the authority and responsibilities of the Audit Committee. A copy of the Charter is accessible at the Investor Relations section of our website at www.collectors.com.

In discharging its responsibilities, the Audit Committee met and held discussions with management and Grant Thornton, LLP, the Company’s independent registered public accounting firm for the fiscal year ended June 30, 2008. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended.

The Audit Committee has received from Grant Thornton the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with them their independence from the Company and its management and has considered whether the independent auditors’ provision of any non-audit services was compatible with maintaining their independence.

Based on these discussions and reviews, the Audit Committee recommended that the Board of Directors approve the inclusion of the Company’s 2008 Financial Statements in the Company’s Annual Report on Form 10-K for the year ended June 30, 2008 as filed with the Securities and Exchange Commission.

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The members of the Audit Committee are not employees of the Company and no member of the Committee is, nor does any member of the Committee represent himself or herself to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Committee members have necessarily relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the Company’s registered independent public accounting firm included in their report on the Company’s 2008 Financial Statements.

Respectfully Submitted,

A. J. Bert Moyer (Chair) Deborah A. Farrington Bruce A. Stevens

Notwithstanding anything to the contrary set forth in the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Audit Committee Report shall not be incorporated by reference into any such filings.

PROPOSAL TO REDUCE THE AUTHORIZED NUMBER OF SHARES OF

PREFERRED STOCK AND COMMON STOCK

(Proposal No. 2)

On September 26, 2008 the Board of Directors unanimously approved, subject to stockholder approval, a proposal to amend Article IV of the Company’s Amended and Restated Certificate of Incorporation (the “Amendment”), substantially in the form set forth in Appendix A to this Proxy Statement, to reduce the number of shares of capital stock we are authorized to issue to: (i) 3,000,000 shares of preferred stock and (ii) 20,000,000 shares of common stock. Currently, the Company is authorized to issue up to 5,000,000 shares of preferred stock and up to 45,000,000 shares of common stock.

As of October 21, 2008, no preferred shares had been issued or were outstanding, a total of 8,281,334 shares of common stock were issued and outstanding and a total of 1,182,448 shares of common stock were reserved for possible future issuance on exercise of outstanding stock options or for future grants of options or other equity incentives under the Company’s outstanding stock incentive plans. Therefore, if the proposed Amendment is approved by the stockholders at the Annual Meeting, after giving effect to the 10% stock dividend that will be issued to our stockholders on November 3, 2008, we would still have available for future issuance, by Board action alone, a total of 3,000,000 shares of preferred stock and a total of 9,589,840 shares of common stock. The Board of Directors believes that these available shares will be adequate to meet the Company’s needs for the foreseeable future.

Purpose of the Reduction in Authorized Shares

The principal purpose of the reduction in the number of authorized shares of common stock and preferred stock is to reduce our Delaware franchise tax liability. Currently, the Company incurs an annual Delaware franchise tax liability of approximately $98,000, based on the number of the Company’s authorized shares of common stock and preferred. By reducing the number of shares of common stock and preferred stock that the Company is authorized to issue to 20,000,000 shares and 3,000,000 shares, respectively, the Company will be able to reduce its annual Delaware franchise tax liability to approximately $45,000, resulting in annual savings to the Company of approximately $53,000.

The Board of Directors has determined that it is in the best interest of the Company and its stockholders to reduce the number of authorized shares of common stock and preferred stock as described herein because, in its business judgment, these numbers of authorized shares provide adequate flexibility to the Company in engaging in future capital raising transactions, acquisitions or other transactions which might require the issuance of common stock and preferred stock, while allowing the Company to reduce its Delaware franchise tax liability.

Vote Required to Reduce the Authorized Number of Shares of Preferred Stock and Common Stock

The approval of the proposal described above to amend the Company’s Amended and Restated Certificate of Incorporation to reduce the authorized number of shares of the Company’s preferred stock and common stock requires the affirmative vote of a majority of the outstanding shares of our Common Stock entitled to vote at the Annual Meeting. Proxies solicited by the Board of Directors for which no specific instruction is given with respect to this Proposal in any proxy will be voted FOR the Amendment to reduce the authorized number of shares of the Company’s preferred stock and common stock. Abstentions and broker non-votes will have the same effect as a vote against this Proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR”

THE AMENDMENT TO REDUCE THE AUTHORIZED NUMBER OF SHARES

OF PREFERRED STOCK AND COMMON STOCK

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Grant Thornton, LLP (“Grant Thornton”) audited the Company’s consolidated financial statements for the fiscal year ended June 30, 2008 and the effectiveness of the Company’s internal control over financial reporting as of June 30, 2008. A representative of Grant Thornton will attend the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions.

The Audit Committee is in the process of obtaining proposals from independent registered public accounting firms with respect to the integrated audit of the Company’s consolidated financial statements for fiscal 2009 and the effectiveness of the Company’s internal control over financial reporting as of June 30, 2009 in order to determine whether to make a change in its independent registered public accounting firm. Therefore, the Audit Committee has not yet selected an independent registered accounting firm to conduct that audit.

Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee Charter, a copy of which is accessible at the Investor Relations Section of the Company’s website at www.collectors.com, provides that our Audit Committee will pre-approve all audit and non-audit engagements of any independent registered public accounting firms, including the nature of the services to be performed and the fees for such services, either through specific approval of the Audit Committee or by its Chairman pursuant to authority specifically delegated to him by the Committee. Any engagement approved by the Chairman pursuant to delegated authority is required to be reported to the Audit Committee at its next meeting. Since the adoption of the Charter, all audit and non-audit services provided by the Company’s independent registered accounting firms have been pre-approved.

Audit and Other Fees Paid in Fiscal Years 2008 and 2007

Audit Services and Fees

In fiscal 2008, Grant Thornton rendered audit services to us that consisted of (i) the audit of our annual consolidated financial statements for the fiscal year ended June 30, 2008 and reviews of our interim consolidated financial statements included in our Quarterly Reports on Form 10-Q filed with the SEC for the first three quarters of that year, and (ii) an audit of management’s assessment of, and an audit by Grant Thornton of, the effectiveness of our internal control over financial reporting as of June 30, 2008, in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, and (iii) services required to enable Grant Thornton to consent to the inclusion of their fiscal 2007 audit reports in a Registration Statement filed by the Company on Form S-8 under the Securities Act of 1933 to register shares for one of its stock incentive plans. Audit fees paid to Grant Thornton for these services in fiscal 2008 totaled $683,000.

In fiscal 2007, Grant Thornton rendered audit services to us that consisted of (i) the audit of our annual consolidated financial statements for the fiscal year ended June 30, 2007 and reviews of our interim consolidated financial statements included in our Quarterly Reports on Form 10-Q filed with the SEC for the first three quarters of that year, (ii) an audit of management’s assessment of, and an audit by Grant Thornton of, the effectiveness of our internal control over financial reporting as of June 30, 2007, in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, and (iii) services required to enable Grant Thornton to consent to the inclusion of their fiscal 2006 audit reports in a Registration Statement filed by the Company on Form S-8 under the Securities Act of 1933 to register shares for one of its stock incentive plans. Audit fees paid to Grant Thornton for these services in fiscal 2007 totaled $755,000.

Audit-Related Fees. Grant Thornton did not render any audit-related services for us in fiscal 2008 or fiscal 2007.

Fees for Tax Services. Grant Thornton rendered tax planning and advisory services to us in fiscal 2008, primarily in connection with (i) the calculation of the Company’s accumulated earnings and profits for purposes of determining the taxability of the cash dividends paid by the Company in calendar 2007 and (ii) on-going federal and state income tax compliance services. It received fees totaling $148,000 for those services, as compared to fees of $94,000 for tax planning and advisory services rendered to the Company in 2007.

Other Services. Grant Thornton did not provide any consulting or other services to us in 2008 or 2007.

The Audit Committee determined that the provision by Grant Thornton of tax planning and advisory services in each of 2008 and 2007, and the fees paid by the Company for those services, were compatible with maintaining Grant Thornton’s independence.

SOLICITATION

We will pay the costs of soliciting proxies from our stockholders, and plan on soliciting proxies by mail. In order to ensure adequate representation at the Annual Meeting, Company directors, officers and employees (who will not receive any additional compensation therefor) may communicate with stockholders, brokerage houses and others by telephone, email, telegraph or in person, to request that proxies be furnished. We will reimburse brokerage houses, banks, custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the Company’s shares.

STOCKHOLDER PROPOSALS

Under Securities Exchange Act Rule 14a-8, any stockholder desiring to submit a proposal for inclusion in our proxy materials for our 2009 Annual Meeting of Stockholders must provide us with a written copy of that proposal by no later than 120 days before the first anniversary of the release of our proxy materials for the upcoming 2008 Annual Meeting. However, if the date of our Annual Meeting in 2009 changes by more than 30 days from the date on which our 2008 Annual Meeting is held, then the deadline will be a reasonable time before we begin to print and mail our proxy materials for our 2009 Annual Meeting. Matters pertaining to such proposals, including the number and length of such proposals, the eligibility of persons entitled to have such proposals included and other aspects are governed by the Securities Exchange Act of 1934, as amended, and the rules of the SEC promulgated thereunder and other laws and regulations to which interested stockholders should refer.

OTHER MATTERS

We are not aware of any other matters to come before the 2008 Annual Meeting. If any other matter not mentioned in this Proxy Statement is properly submitted to a vote of stockholders at the Meeting, the proxy holders named in the enclosed proxies will have discretionary authority to vote all proxies they have received with respect to such matter in accordance with their judgment.

ANNUAL REPORT

The 2008 Annual Report to Stockholders of the Company is being sent with this Proxy Statement to each stockholder of record as of October 21, 2008. The Annual Report is not to be regarded as proxy solicitation material.

By Order of the Board of Directors

October 27, 2008	Michael R. Haynes
Chief Executive Officer

COPIES OF THE COMPANY’S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2008 WILL BE PROVIDED (WITHOUT EXHIBITS) TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO THE SECRETARY, COLLECTORS UNIVERSE, INC., P.O. BOX 6280, NEWPORT BEACH, CA 92658.

Appendix A

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

COLLECTORS UNIVERSE, INC.

a Delaware corporation

COLLECTORS UNIVERSE, INC., a Delaware corporation (the “Corporation”) organized and existing under and by virtue of the Delaware General Corporation Law, does hereby certify:

FIRST: The Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the following second amendment to the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”), directing that said amendment be submitted to the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article IV of the Certificate is hereby amended to read in full as follows:

“ARTICLE 4

The Corporation is authorized to issue two classes of shares to be designated, respectively, as “Preferred Stock” and “Common Stock.” The total number of shares which the Corporation shall have authority to issue is 23,000,000 shares. The total number of shares of Preferred Stock which the Corporation shall have authority to issue is 3,000,000 shares, $0.001 par value per share. The total number of shares of Common Stock which the Corporation shall have authority to issue is 20,000,000 shares, $0.001 par value per share. The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each series shall include, but not be limited to, the determination of the following:

(a) The number of shares constituting that series and the distinctive designation of that series;

(b) The dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c) Whether that series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

(d) Whether that series shall have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e) Whether or not the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund; and

(g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series.”

A-1

SECOND: That thereafter, the holders of the necessary number of shares of capital stock of the Corporation gave their written consent in favor of the foregoing amendment in accordance with the provisions of Section 228 of the Delaware General Corporation Law.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, Collectors Universe, Inc., has caused this Certificate of Amendment to be signed by its duly authorized Chief Executive Officer, Michael R. Haynes, this      day of December 2008.

Michael R. Haynes, Chief Executive Officer

A-2

PRELIMINARY COPY

PROXY

COLLECTORS UNIVERSE, INC.

ANNUAL MEETING OF STOCKHOLDERS– DECEMBER 2, 2008

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby revokes all previously granted proxies and appoints A. Clinton Allen, Michael R. Haynes and David G. Hall, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of stock of Collectors Universe, Inc. which the undersigned is entitled to represent and vote at the 2008 Annual Meeting of Stockholders to be held at 1921 E. Alton Avenue, Santa Ana, California 92705, at 10:00 A.M. Pacific Time on December 2, 2008, and at any and all adjournments or postponements thereof, as fully as if the undersigned were present and voting at the Annual Meeting, as directed on this Proxy.

Please mark your votes as in this example:  ☒

THE DIRECTORS RECOMMEND A VOTE “FOR” PROPOSAL NO. 1 AND FOR PROPOSAL NO. 2

PROPOSAL NO. 1	ELECTION OF DIRECTORS:

FOR: ☐ The Nominees Named Below	WITHHOLD AUTHORITY: ☐ To Vote for All of the Nominees Named Below

A. Clinton Allen, Deborah A. Farrington, David G. Hall, Michael R. Haynes Michael J. McConnell, A. J. “Bert” Moyer, Van D. Simmons and Bruce A. Stevens

(Instruction: To withhold authority to vote for any of the Nominees, print the name of each of those Nominees in the space below.)

Exceptions:

PROPOSAL NO. 2	APPROVAL OF AMENDMENT OF CERTIFICATE OF INCORPORATION TO REDUCE THE AUTHORIZED NUMBER OF SHARES OF CAPITAL STOCK:

FOR: ☐	AGAINST: ☐	ABSTAIN ☐

IN THEIR DISCRETION, ON ANY OTHER BUSINESS WHICH PROPERLY COMES BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER ABOVE. WHERE NO DIRECTION IS GIVEN, THOSE SHARES WILL BE VOTED “FOR” THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED ON THIS PROXY (PROPOSAL NO. 1) AND “FOR” APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO REDUCE THE AUTHORIZED NUMBER OF SHARES OF CAPITAL STOCK (PROPOSAL NO. 2). THIS PROXY CONFERS DISCRETIONARY AUTHORITY TO VOTE ON ALL OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

Dated: , 2008

(Signature of stockholder)

(Signature if held jointly)

Please sign your name exactly as it appears hereon. Executors, administrators, guardians, officers of corporations and others signing in a fiduciary capacity should state their full titles as such.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, SIGN AND

PROMPTLY RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.